Exhibit 10.43

FIFTH MODIFICATION TO AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

This Fifth Modification to Amended and Restated Loan and Security Agreement (the “Modification”) is entered into as of February 27, 2004 by and between Broadvision, Inc., a Delaware corporation (“Borrower”), and Silicon Valley Bank, a California-chartered bank (“Bank”).

1.                                       DESCRIPTION OF EXISTING INDEBTEDNESS.  Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to that certain Amended and Restated Loan and Security Agreement dated as of March 31, 2002, as amended by that certain Modification to Amended and Restated Loan and Security Agreement dated as of February 28, 2003, that certain Second Modification to Amended and Restated Loan and Security Agreement dated as of June 30, 2003, that certain Third Modification to Amended and Restated Loan and Security Agreement dated as of June 30, 2003 and that certain Fourth Modification to Amended and Restated Loan and Security Agreement dated as of January 21, 2004 (as may be further amended from time to time, the “Loan Agreement”).  The Loan Agreement provides for, among other things, a Committed Revolving Line in the principal amount of Twenty-Seven Million Two Hundred Fifty Thousand Dollars ($27,250,000). Capitalized terms used but not otherwise defined herein shall have the respective meanings accorded to them in the Loan Agreement; provided that hereinafter all indebtedness owing by Borrower to Bank under the Loan Agreement shall be referred to as the “Indebtedness.”

2.                                       DESCRIPTION OF COLLATERAL.  Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement and herein.  Hereinafter, all documents securing repayment of the Indebtedness, together with all other documents evidencing or securing the Indebtedness, shall be referred to as the “Existing Loan Documents.”

3.                                       DESCRIPTION OF CHANGES TO TERMS OF EXISTING LOAN DOCUMENTS.

3.1                                 Equipment Advances.  A new Section 2.1.5 is hereby added to read in full as follows:

(a)                                  Subject to the terms and conditions of this Agreement, Bank agrees to lend to Borrower equipment advances (the “Equipment Advances”) in an aggregate amount not to exceed the Committed Equipment Line.  The Equipment Advances may be used for any purpose.  Each Equipment Advance, when repaid, may not be re-borrowed. All Equipment Advances shall be made during the twelve-month period ending on the Commitment Termination Date, and Bank’s obligation to make Equipment Advances shall terminate on the earlier of (i) the occurrence and continuance of an Event of Default, or (ii) the Commitment Termination Date.  Each Equipment Advance shall be for an amount greater than or equal to $25,000.00, and there shall be no more than five Equipment Advances hereunder.

(b)                                 To obtain an Equipment Advance, Borrower must notify Bank by facsimile or telephone by 12:00 p.m., Pacific Time, at least one (1) Business Day before the proposed Funding Date.  Borrower must promptly confirm the notification by delivering to Bank a completed Loan Payment/Advance Request Form in the form attached hereto as Exhibit B.  On the Funding Date, Bank will specify the Payment Dates on which the Equipment Advance will be repaid, and Bank will disburse such Equipment Advance by internal transfer to Borrower’s deposit account with Bank.  Bank may make Equipment Advances under this Agreement based on instructions from a Responsible Officer or his or her designee.  Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

(c)                                  Bank’s obligation to make the Equipment Advances will terminate if, in Bank’s sole discretion, there has been a Material Adverse Change or there has occurred any material adverse deviation from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

3.2                                 Interest on Revolving Advances.  Section 2.3(a) of the Loan Agreement is hereby amended to read in full as follows:

(a)                                  Revolving Advances shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate and the Deferred Amount (if any) shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate plus one-half percent (0.50%); provided, however, that if Borrower fails to maintain minimum revenues (on a rolling six-month basis) of at least $40,000,000.00 for each six-month period commencing on March 31, 2004, Revolving Advances shall accrue interest at the per annum rate of the Prime Rate plus three-quarters of one percent (0.75%) and the Deferred Amount, if any, shall accrue interest at the per annum rate of the Prime Rate plus one and one-quarter percent (1.25%).  Term Loan #1 shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate.  Term Loan #2 shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate plus one and one-quarter percent (1.25%).  After an Event of Default, Obligations shall accrue interest at a rate equal to three percent (3.00%) above the respective rates effective for such Obligations immediately before the Event of Default. The interest rate shall increase or decrease when the Prime Rate changes.  Interest is computed on a 360-day year for the actual number of days elapsed.

3.3                                 Interest on Equipment Advances.  A new Section 2.3.2 is hereby added to read in full as follows:

(a)                                  Borrower will repay each of the Equipment Advances in accordance with this Section 2.3.2.  Each Equipment Advance shall amortize and be payable in equal monthly payments of principal over the Repayment Period for such Equipment Advance, plus accrued and unpaid interest thereon (each, a “Scheduled Payment”), commencing on the first day of the calendar month following the Funding Date of such Equipment Advance and continuing thereafter during the Repayment Period on the first day of each calendar month (each, a “Payment Date”) until the Equipment Maturity Date for such Equipment Advance, at which time all unpaid principal and accrued interest shall be due and payable in full.  When a payment is due on a day that is not a Business Day, the payment shall be due on the next Business Day and additional interest and fees shall accrue to such date.  Payments received after 12:00 noon, Pacific Time, are considered received at the opening of business on the next Business Day.  Each Equipment Advance may be prepaid at any time without premium or penalty upon the prior written consent of Bank.

(b)                                 Each Equipment Advance will bear interest at the per annum rate of interest equal to the Prime Rate plus three-quarters of one percent (0.75%).  Any amounts outstanding during the continuance of an Event of Default shall bear interest at a per annum rate equal to five percent (5.00%) in excess of the rate otherwise from time to time in effect but for the occurrence of the Event of Default.  If any change in the law increases Bank’s expenses or decreases its return from the Equipment Advances (other than a change in law that results in such increase or decrease solely because such change increases the taxes payable by Bank upon its net revenues), Borrower will pay Bank upon request the amount of such increase of expenses or an amount equal to the difference between Bank’s anticipated return from the Equipment Advances and the decreased return actually received by Bank (as the case may be).

(c)                                  If the Equipment Advances are accelerated following the occurrence of an Event of Default, then Borrower will immediately pay to Bank, without duplication, (i) all unpaid Scheduled Payments (including principal and interest), (ii) the principal amount of all remaining Scheduled Payments, (iii) all accrued and unpaid interest, including the default rate of interest, to the date of the prepayment, and (iv) all other sums, if any, that shall have become due and payable with respect to the Equipment Advances.

3.4                                 Reporting Requirements.  Section 6.2 of the Loan Agreement is hereby amended to read in full as follows:

6.2                                 Financial Statements, Reports, Certificates.

(a) Borrower will deliver to Bank:  (i) as soon as available, but no later than 45 days after the last day of each calendar quarter, company-prepared unaudited balance sheets and income statements covering the operations of Borrower and its Subsidiaries during the period, certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available but no later than 120 days after the last day of Borrower’s fiscal year, audited financial statements for Borrower, and its Subsidiaries prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more; and (iv) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower or any Subsidiary in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of an event that could reasonably be expected to materially adversely affect the value of the Intellectual Property.

(b)  Within 45 days after the last day of each calendar quarter, Borrower will deliver to Bank a Compliance Certificate in the form of Exhibit C, signed by a Responsible Officer.

(c)  Borrower will allow Bank to audit the Collateral at Borrower’s expense.  Such audits shall be conducted one every twelve months, commencing no later than April 30, 2003, unless an Event of Default has occurred and is continuing (in which case the foregoing limitation on frequency will not apply).

3.5                                 Deposits.  Section 6.6 of the Loan Agreement is hereby amended to read in full as follows:

6.6                                 Deposits.

Until all Obligations are paid in full, Borrower will maintain in accounts with Bank and its Affiliates an amount equal to at least $30,000,000 (as of each quarter-end) or $25,000,000 (at all other times) of Borrower’s Unrestricted Cash, net of all borrowings under this Agreement.  In addition, Borrower will at all times maintain an operating account with Bank.

3.6                                 Financial Covenants.

(a)                                  The financial covenant set forth in Section 6.7(a) of the Loan Agreement is hereby deleted in full.

(b)                                 Bank hereby waives Borrower’s failure to comply with the covenant set forth in Section 6.7(a) of the Loan Agreement for the period of February 9-27, 2004.

3.7                                 Definitions.  The following Definitions are hereby amended as follows:

“Advances” are the aggregate of (i) the then-outstanding principal balance of all Revolving Advances, (ii) all amounts utilized under the Cash Management Services Sublimit, (iii) the then-outstanding principal balance of the Equipment Advances, (iv) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and (v) all amounts utilized under the FX Sublimit.

“Committed Equipment Line” is $500,000 of Equipment Advances.

“Commitment Termination Date” is February 26, 2005.

“Credit Extension” is each Revolving Advance, Equipment Advance, Cash Management Service, Letter of Credit, FX Forward Contract or any other extension of credit made by Bank to Borrower or for Borrower’s benefit.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equipment Advance” is defined in Section 2.1.5.

“Equipment Maturity Date” is, as to each Equipment Advance, the last day of the Repayment Period for such Equipment Advance or, if earlier, the date of acceleration of the Equipment Advance by Bank following an Event of Default.

“Funding Date” is a date on which an Equipment Advance is made to or on account of Borrower.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not the lowest rate at which Bank makes loans or otherwise extends credit.  The Prime Rate may change from time to time over the term of this Agreement, but in no event shall the Prime Rate at any time be lower than four percent (4%) for purposes of this Agreement.

“Repayment Period”  as to each Equipment Advance is 36 months.

“Revolving Maturity Date”  is February 26, 2005.

“Scheduled Payments” is described in Section 2.3.2(a).

3.8                                 Amended Exhibit C.  Exhibit C to the Loan Agreement is hereby amended to read in full as attached hereto as Attachment No. 1.

4.                                       CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described in Section 3 hereof.

5.                                       NO DEFENSES OF BORROWER.  Borrower agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts of the Indebtedness.

6.                                       CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the Existing Loan Documents, Bank is relying upon Borrower’s representations, warranties and agreements, all as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Fifth Modification, the terms of the Existing Loan Documents remain unchanged and in full force and effect, and hereafter the Existing Loan Documents shall include the terms of this Fifth Modification as if set forth therein in full.  Bank’s agreement to modifications to the Existing Loan Documents pursuant to this Fifth Modification shall in no way obligate Bank to make any future modifications to the Existing Loan Documents.  Nothing in this Fifth Modification shall constitute a satisfaction of the Indebtedness or any portion thereof.  It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing, and no maker, endorser or guarantor will be released by virtue of this Fifth Modification.  The terms of this paragraph apply not only to this Fifth Modification, but also to all subsequent loan modification agreements.

7.                                       CONDITION PRECEDENT TO EFFECTIVENESS.  Before this Fifth Modification, and Bank’s and Borrower’s respective rights and obligations hereunder, shall be effective Borrower shall have paid to Bank all Bank Expenses incurred by Bank in connection with its entering into this Fifth Modification.  Borrower will pay Bank a Loan Fee for this Fifth Amendment as follows:  (i) for the Equipment Advances, $5,000.00 on the date hereof; and (ii) for the renewal of the Revolving Advances, $34,062.50 on the date hereof and  $34,062.50 on August 27, 2004.

IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representative to execute and deliver this Fifth Modification as of the date first set forth above.

BORROWER:		BANK:

BROADVISION, INC.,		SILICON VALLEY BANK,
a Delaware corporation		a California-chartered bank

By:	/s/ William E. Meyer	By:	/s/ Armand Zand
Name:	William E. Meyer	Name:	Armand Zand
Title:	Chief Financial Officer	Title:	Vice President

ATTACHMENT NO. 1

REVISED FORM OF

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK
FROM:	BROADVISION, INC.
DATED:

The undersigned authorized officer (the “Officer”) of Broadvision, Inc. (“Borrower”) certifies that, under the terms and conditions of the Amended and Restated Loan and Security Agreement dated as of March 31, 2002 between Borrower and Bank (as amended from time to time, the “Agreement”): (i) Borrower is in complete compliance for the period ending on the date first set forth above with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date.  In addition, the Officer certifies that Borrower and each Subsidiary (a) has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under Generally Accepted Accounting Principles (GAAP) and (b) does not have any legal actions pending or threatened against Borrower or any Subsidiary which Borrower has not previously notified in writing to Bank.  Attached are the required documents supporting the certification.  The Officer certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

1. Interim financial statements + CC	Quarterly within 45 days	Yes	No
2. Annual audited financial statements + CC	Within 120 days of FYE	Yes	No

Financial Covenant	Required	Actual	Complies

Minimum Net Income	$1.00 for each quarter		Yes	No

Deposit Covenant	Required	Actual	Complies

Deposits with Bank and its Affiliates	An amount equal to at least $30,000,000 of Borrower’s Unrestricted Cash, net of all borrowings under the Agreement, at each quarter-end and $25,000,000 at all other times		Yes	No

Have there been updates to Borrower’s intellectual property?			Yes	No

Comments Regarding Exceptions:  See Attached.

BANK USE ONLY
Received by:
authorized signer
Sincerely,	Date:

Broadvision, Inc.,	Verified:
a Delaware corporation	authorized signer

Signature	Date:

Title	Compliance Status:	Yes	No

Date